Exhibit 11.1

                  SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                   FORM 10-K

                       COMPUTATION OF EARNINGS PER SHARE
                   (dollars in thousands - except per share)

                                                          1996               1995                 1994
                                                  ------------------  -------------------  ------------------
Common and common equivalent:
   Average shares outstanding                            59,572,983           58,843,986          57,355,021
   Dilutive stock options--based on the
      treasury stock method using average
      market price                                        1,029,866              953,732             500,034
                                                  ------------------  -------------------  ------------------
   Shares used                                           60,602,849           59,797,718          57,855,055
                                                  ==================  ===================  ==================


Net income applicable to Common Stock             $         124,927   $          111,080   $         149,834
                                                  ==================  ===================  ==================

Per share amount                                  $            2.06   $             1.86   $            2.59
                                                  ==================  ===================  ==================

Assuming full dilution:
   Average shares outstanding                            59,572,983           58,843,986          57,355,021
   Dilutive stock options--based on the
      treasury stock method using the
      period end market price, if higher
      than the average market price                       1,099,471              982,435             507,906
                                                  ==================  ===================  ==================
   Shares used                                           60,672,454           59,826,421          57,862,927
                                                  ==================  ===================  ==================

Net income applicable to Common Stock             $         124,927   $          111,080   $         149,834
                                                  ==================  ===================  ==================

Per share amount                                  $           2.06    $             1.86   $            2.59
                                                  ==================  ===================  ==================

The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.
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